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                                                                      Exhibit 99



IMMEDIATE  (September 22, 1997)

Alan S. Einhorn                                David E. Dovenberg
Vice President-Legal Affairs                   Chief Financial Officer
 and General Counsel                           Universal Hospital Services, Inc.
MEDIQ Incorporated (609) 662-3200              (612) 893-3252


              MEDIQ INCORPORATED AND UNIVERSAL HOSPITAL SERVICES
                                CALL OFF MERGER



          PENNSAUKEN, N.J./BLOOMINGTON, MN,--MEDIQ Incorporated (MED:AMEX) ("MEDIQ") and Universal Hospital Services, Inc. (NASDAQ:UHOS) ("UHS") today jointly announced that in light of the likelihood of a protracted administrative proceeding before the Federal Trade Commission ("FTC") extending well beyond the October 31, 1997 termination date for the merger of MEDIQ and UHS, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to obtain a preliminary injunction to prevent the merger of MEDIQ and UHS, they have together called off MEDIQ's proposed acquisition of UHS effective today.

          In a separate statement MEDIQ indicated that it will take an approximate $3,500,000 pre-tax write-off in the fourth quarter (or $0.08 per share after tax) for legal, financing and other costs associated with the acquisition.

          Thomas E. Carroll, President and Chief Executive Officer of MEDIQ said "It is no longer in the best interests of MEDIQ or its customers to focus the immense management time and effort on the UHS acquisition in light of MEDIQ's many other opportunities. We are also concerned about the undue burden that this matter would place upon our valued customers and lenders."

          In a separate statement UHS indicated that, in light of this decision, the Board of Directors has determined to re-engage in the process, commenced in late 1996, of exploring strategic alternatives to enhance shareholder value.

          Thomas A. Minner, President and Chief Executive Officer of UHS, said "We appreciate the patience and commitment of our valued employees, customers, vendors and shareholders during this period of uncertainty."